                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              TULTEX CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            [LETTERHEAD OF TULTEX]


Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tultex Corporation to be held on Tuesday, April 29, 1997 at 10:00 a.m. at our Customer Service Center in Martinsville, Virginia. Your Board of Directors and management look forward to greeting you personally and discussing the affairs of our Company.

At this year's meeting, we are asking that you (1) elect a Board of Directors and (2) ratify the appointment of Price Waterhouse LLP as auditors. In addition to this usual business, the officers will present their reports and be available for questions from stockholders.

THE DIRECTORS BELIEVE THESE PROPOSALS ARE IN THE BEST INTEREST OF ALL OF THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR EACH OF THEM.

Please send in your proxy card as soon as possible. Thank you for your continued interest and support.

Sincerely,



/s/ John M. Franck                      /s/ Charles W. Davies, Jr.

John M. Franck                          Charles W. Davies, Jr.
Chairman of the Board                   President and Chief Executive Officer


March 21, 1997

                            [LETTERHEAD OF TULTEX]


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Tultex Corporation will be held at the Company's Customer Service Center, State Route 174, Martinsville, Virginia, on Tuesday, April 29, 1997 at 10:00 a.m. for the following purposes:

1. To elect a Board of Directors, consisting of eight persons, to serve for the ensuing year;

2. To ratify the Board of Directors' appointment of Price Waterhouse LLP, independent accountants, as auditors for the Company for fiscal 1997 and

3. To transact such other business as may properly come before the meeting.

Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the meeting. Only holders of Common Stock and Cumulative Convertible Preferred Stock, $7.50 Series B, of record at the close of business on March 7, 1997, are entitled to notice of and to vote on matters to be acted on at the Annual Meeting.

If you are present at the Annual Meeting, you may vote in person even though you have previously delivered your proxy.



By Order of the Board of Directors

Kathy H. Rogers, Secretary

March 21, 1997

                            [LETTERHEAD OF TULTEX]



PROXY STATEMENT DATED AND MAILED MARCH 21, 1997

GENERAL

Proxies in the form enclosed are solicited by the Board of Directors for the 1997 Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, April 29, 1997 at the Company's Customer Service Center, State Route 174, Martinsville, Virginia. Any stockholder giving a proxy may revoke it at any time before it is voted by written notice to the Company, P. O. Box 5191, Martinsville, Virginia 24115, Attention: Kathy H. Rogers, Corporate Secretary, by the execution of a proxy with a later date, or by voting in person the shares represented by the proxy.

The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company, but no special compensation will be paid to any regular employees for personal solicitation of proxies. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy material to their beneficial owners.

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, for quorum purposes it is present for all matters considered at the meeting. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting are not included in determining whether a quorum is present. Directors are elected by a plurality of the votes cast by holders of Common Stock and Series B Preferred Stock; the vote required on other matters is disclosed under the caption for such matters. Votes that are withheld and Broker Shares that are not voted (commonly referred to as "broker non-votes") are not included in determining the number of votes cast in the election of directors or on other matters.

OWNERSHIP OF EQUITY SECURITIES

On March 7, 1997, the date for determining stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote 29,464,071 shares of Common Stock and 150,000 shares of Cumulative Convertible Preferred Stock, $7.50 Series B (the "Series B Preferred Stock"). The Common Stock and the Series B Preferred Stock have one vote per share on all matters and vote together on all matters, including those to be acted on at the Annual Meeting.

The table below presents certain information as of the Record Date regarding beneficial ownership of shares of Common Stock by all directors and nominees for director, by the Chief Executive Officer and the four next most highly compensated executive officers, by all directors and executive officers as a group, and by owners of 5% or more of the Common Stock. The Series B Preferred Stock is owned by Simon Trust Partnership No. 3 (25%), Herbert Simon Trust No. 3 (25%) and L. G. Sale Corporation, Inc. (50%), respectively.

                                                         SOLE VOTING                              AGGREGATE
                                                         AND INVESTMENT                           PERCENTAGE
NAME                                                     POWER (1)             OTHER (2)          OWNED
----                                                     --------------        -----------        ------------
Charles W. Davies, Jr..............................          185,362 shs.          142 shs.           * %
Seth P. Bernstein..................................                0                --                *
Walter J. Caruba...................................           59,165                --                *
Lathan M. Ewers, Jr................................            5,025             2,400                *
John M. Franck.....................................          756,860           141,233               3.04
Irving M. Groves, Jr...............................           60,802            44,386                *
H. Richard Hunnicutt, Jr...........................           35,000                --                *
F. Kenneth Iverson.................................            5,000                --                *
Bruce M. Jacobson (3)..............................            4,500                --                *
B. Alvin Ratliff...................................           95,015                --                *
O. Randolph Rollins................................           95,286           472,008               1.93
Richard M. Simmons, Jr.............................          182,921               615                *
John J. Smith......................................           62,264                47                *
Executive officers and directors as a group
  (19 persons including those named above).........        1,653,911           663,531               7.85%
Piedmont Company, c/o Piedmont Trust Bank
  P. O. Box 4751, Martinsville, Virginia...........        1,597,625(4)                              5.45%
Pioneering Management Corporation,
  60 Main Street, Boston, Massachusetts............        2,873,500(5)                              9.80%

________________
* Less than 1%

(1) Includes shares that may be acquired by certain of the Company's officers within 60 days under the Company's stock option plans.

(2) Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; and (c) held by certain corporations.

(3) Mr. Jacobson is the designee of Simon Trust Partnership No. 3, Herbert Simon Trust No. 3, and L. G. Sale Corporation, Inc., which own 37,500 shares, 37,500 shares and 75,000 shares, respectively, of the Series B Preferred Stock which are convertible into an aggregate of 1,496,260 shares (4.78%) of Common Stock.

(4) As reported in Schedule 13G filed by Piedmont Company dated January 30,
    1997.

(5) As reported in Schedule 13G filed by Pioneering Management Corporation, January 23, 1997.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. The same persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934 that have been received by the Company or written representations from certain reporting persons that no annual statements on Form 5 were required because of late filing, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of its Common Stock have been complied with.

ELECTION OF DIRECTORS

Proxies will be voted for the election of eight nominees as directors to serve until the 1998 Annual Meeting of Stockholders. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares cast in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. All of the nominees are presently members of the Board. The Board of Directors has no reason to believe that any of the nominees will be unavailable for service if elected, but if any are unavailable, proxies will be voted for such substitute as the Board may designate.

        NAME                                               AGE    DIRECTOR SINCE
        ----                                               ---    --------------
        Seth P. Bernstein................................  36          1997
        Charles W. Davies, Jr............................  48          1990
        Lathan M. Ewers, Jr..............................  55          1993
        John M. Franck...................................  44          1984
        H. Richard Hunnicutt, Jr.........................  58          1981
        F. Kenneth Iverson...............................  71          1995
        Bruce M. Jacobson................................  47          1992
        Richard M. Simmons, Jr...........................  70          1973

SETH P. BERNSTEIN was elected a director by the Board of Directors on February 4, 1997. He is a Managing Director of and Head of the Leveraged Finance Group of
J. P. Morgan & Company, Inc., New York. Mr. Bernstein has been employed by J. P. Morgan since 1984.

CHARLES W. DAVIES, Jr. became President and Chief Executive Officer on January 1, 1995, after serving as President and Chief Operating Officer since January 1991, and prior thereto as Executive Vice President since December 1989. Lathan M. Ewers, Jr. has been a partner since 1976 in Hunton & Williams, Richmond, Virginia, counsel to the Company.

JOHN M. FRANCK was Vice President of the Company from 1984 until November 1988, at which time he became President and Chief Operating Officer. Effective January 1, 1991, he became Chairman of the

Board of Directors and Chief Executive Officer. He retired as Chief Executive Officer on January 1, 1995, and continues as Chairman.

H. RICHARD HUNNICUTT, JR. was Chairman and Chief Executive Officer of the Company from November 1988 through December 1990, when he retired. He was President and Chief Operating Officer from 1984 to 1988.

F. KENNETH IVERSON was Chairman and Chief Executive Officer of Nucor, Inc., Charlotte, North Carolina, a steel producer, from 1984 through January 1, 1996, when he retired. He continues as Chairman of Nucor.

BRUCE M. JACOBSON has been a partner in Katz, Sapper & Miller, Indianapolis, Indiana, certified public accountants, since 1977. In connection with the Company's acquisition of Logo 7, Inc. on January 31, 1992 and the issuance of the Series B Preferred Stock, the Company agreed that so long as the previous shareholders of Logo 7 and their affiliates hold at least 3% of the voting securities of the Company (on a fully-diluted basis), the Company has agreed to nominate a designee of such shareholders for election to the Board. Mr. Jacobson is the designee.

RICHARD M. SIMMONS, JR. is a retired business executive. He was President of American Furniture Company from 1961 to 1987 and its Chairman from 1974 to 1986. He is a director of MainStreet BankGroup Incorporated, a Martinsville-based bank holding company.

COMMITTEES OF THE BOARD

The standing committees of the Board of Directors are the Audit Committee, the Nominating Committee and the Executive Compensation Committee. The Audit Committee reviews with management and the Company's auditors the scope of the annual audit, the results of the audit and the Company's internal accounting and control systems. The Audit Committee also recommends to the full Board of Directors the auditors to be appointed by the Board (subject to stockholder ratification) and reviews the auditors' services to the Company and their fees. The Nominating Committee reviews the qualifications of possible candidates recommended by stockholders, provided that stockholder recommendations are submitted in writing addressed to the Secretary of the Company, are accompanied by statements signed by the recommended candidates of their willingness to serve, if elected, and are received not later than 120 days before the date that proxy material is mailed to stockholders for the annual meeting of stockholders at which the recommended candidates, if approved by the Nominating Committee and the incumbent Board of Directors, would be nominated by the Board for election by the stockholders. The Executive Compensation Committee administers the Company's stock option plans and other incentive programs, approves or recommends to the Board changes in compensation for the Chief Executive Officer and approves all Company employee benefit programs.

The members of Committees of the Board are:

AUDIT COMMITTEE -- Irving M. Groves, Jr. and Bruce M. Jacobson

NOMINATING COMMITTEE -- H. Richard Hunnicutt, Jr., F. Kenneth Iverson and John
M. Franck

EXECUTIVE COMPENSATION COMMITTEE -- Lathan M. Ewers, Jr., Bruce M. Jacobson and Richard M. Simmons, Jr.

The Board of Directors held four regular meetings and two special meetings during the fiscal year ended December 28, 1996. The Audit Committee held four meetings during the year, the Executive Compensation Committee held two meetings, and the Nominating Committee held one meeting.

COMPENSATION OF DIRECTORS

Directors of the Company who are not full-time employees are paid a fee of $2,500 for each fiscal quarter. In addition, they are paid $1,000 for each Board meeting attended and $1,000 for each Committee meeting attended which does not occur on the same date as a Board meeting day. They are paid $500 for each Committee meeting attended that does occur on the same day as a Board meeting.

The Board of Directors has adopted the 1997 Directors Compensation Plan, which permits directors to defer their retainer and meeting fees for the purchase of the Company's Common Stock. Deferred fees are credited with "phantom" Common Stock valued at fair market value. Directors receive distribution of their accounts at death, disability, termination of service as a director, or on six-months' notice. Directors who participate are general unsecured creditors of the Company for their account balances. At the time account balances are distributed in the form of Common Stock, directors pay federal and state income taxes on the Common Stock distributed valued at its fair market value, and the Company is able to deduct as an ordinary business expense an amount equal to the fair market value of the stock distributed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 1996, Piedmont Trust Bank performed routine banking services for the Company. John M. Franck is a director of Piedmont Trust Bank. Piedmont Trust Bank is a subsidiary of MainStreet BankGroup Incorporated (formerly Piedmont BankGroup). Richard M. Simmons is a director of MainStreet BankGroup.

Multitrade Group, Inc., of which Irving M. Groves, Jr., a director of the Company, is a shareholder and director, provided the Company with steam energy in fiscal 1996 for which it was paid $4,485,162.

The Company believes that the terms of the transactions described above are comparable to terms available for similar transactions with entities unaffiliated with its officers and directors.

Lathan M. Ewers, Jr. is a partner in the law firm of Hunton & Williams, counsel to the Company.

EXECUTIVE COMPENSATION

The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Company during the fiscal year ended December 28, 1996.

SUMMARY COMPENSATION TABLE


                                                                                  LONG TERM
ANNUAL COMPENSATION                                                               COMPENSATION
-----------------------------------------------------------------------------     -----------------------------------------
                                                                                  (F)                         (H)
(A)                                                  (D)        (E)               RESTRICTED     (G)          ALL
NAME AND                       (B)      (C)          BONUS      OTHER ANNUAL      STOCK          OPTIONS/     OTHER
PRINCIPAL POSITION             YEAR     SALARY       (1)        COMPENSATION      AWARD(S)(1)    SARS         COMPENSATION
------------------             ----     -------      ------     ------------      -----------    ----------   -------------
Charles W. Davies, Jr.         1996     $300,000     $87,570          --          3,020shs.      10,000 shs.       --
President and                  1995      300,000          --          --           --             7,500            --
Chief Executive Officer        1994      246,541          --          --           --            30,000            --

Randolph Rollins               1996      200,004      41,881          --          1,444          10,000            --
Executive Vice President &     1995      200,004          --       $7,007(2)       --             7,500            --
General Counsel                1994       50,001          --          --           --            50,000            --

B. Alvin Ratliff               1996      172,800      39,510          --          1,248          10,000          $288(3)
Vice President, Resources      1995      172,800          --          --           --             7,500           288(3)
                               1994      163,800          --          --           --            10,000

Walter J. Caruba               1996      159,000      33,295          --          1,148          10,000            --
Vice President,                1995      156,000          --          --           --             7,500
Sales & Marketing              1994      138,000          --          --           --            10,000            --

John J. Smith                  1996      158,400      33,169          --          1,144          10,000            --
Vice President,                1995      156,400       2,817          --           --             7,500
Distribution/Logistics         1994      146,400       5,635          --           --            10,000            --
and Systems


________________

(1) Bonus represents cash Incentive Awards under the Consolidated Incentive Plan
    (CIP) and Restricted Stock Awards represent Restricted Stock awarded under the CIP. Shareholders approved the CIP at the 1996 Annual Meeting. The CIP provides for cash Incentive Awards based primarily on return on assets, with separate secondary goals for activewear and licensed apparel employees, and for Restricted Stock Awards equal to 25% of the cash Incentive Award. Restricted Stock Awards are valued at fair market value at the time of grant, and vest 20% per year. Holders of Restricted Stock vote the shares and receive any dividends paid thereon. Accelerated vesting of the shares occurs in the event of a change in control, death, disability, normal retirement or other circumstances determined by the Executive Compensation Committee.

(2) Represents payment of residence relocation reimbursement.

(3) Represents payment of excess life insurance premiums.

The following tables present information concerning stock options granted to the Chief Executive Officer and the four next most highly compensated executive officers of the Company and exercises of options by such persons.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL
                                                                                            REALIZABLE VALUE AT
                                                                                            ASSUMED ANNUAL
                                                                                            RATES OF STOCK PRICE
                                                                                            APPRECIATION
INDIVIDUAL GRANTS                                                                           FOR OPTION TERM
-----------------------------------------------------------------------------------------   ----------------------
                                NUMBER OF       % OF TOTAL
                                SECURITIES      OPTIONS
                                UNDERLYING      GRANTED
                                OPTIONS         EMPLOYEES        EXERCISE
                                GRANTED         IN FISCAL        OR BASE      EXPIRATION
NAME                            (SHARES)        YEAR             PRICE        DATE          5%           10%
----                            --------        ---------        --------     -----------   -------     ---------
Charles W. Davies, Jr.......      10,000         3.41%            $4.875        7/30/01     $13,469     $29,762
O. Randolph Rollins.........      10,000         3.41              4.875        7/30/01      13,469      29,762
B. Alvin Ratliff............      10,000         3.41              4.875        7/30/01      13,469      29,762
Walter J. Caruba............      10,000         3.41              4.875        7/30/01      13,469      29,762
John J. Smith...............      10,000         3.41              4.875        7/30/01      13,469      29,762

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION VALUE TABLE



                                                                  NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                                  OPTIONS AT FY-END              IN-THE-MONEY OPTIONS AT
                                      SHARES ACQUIRED   VALUE     (SHARES)                       FY-END
                                                                  ---------------------------    -----------------------------
NAME                                  ON EXERCISE     REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----                                  -------------   ---------   -----------   -------------    -----------     -------------
Charles W. Davies, Jr..............       --            --          127,500       100,000        $  66,250         $    --
Randolph Rollins...................       --            --           37,500        30,000           56,250          30,000
B. Alvin Ratliff...................       --            --           65,500            --           48,050              --
Walter J. Caruba...................       --            --           61,000            --           56,250              --
John J. Smith......................       --            --           50,500            --           46,250              --

RETIREMENT PLAN. The Company maintains for the benefit of its eligible employees a defined benefit pension plan qualified under section 401(a) of the Internal Revenue Code. The following table illustrates annual retirement benefits payable under the plan at the indicated Final Average Compensation and Credited Service levels, assuming retirement at age 65 in 1996:

                              PENSION PLAN TABLE

                                ANNUAL RETIREMENT BENEFITS PAYABLE FOR CREDITED SERVICE OF
                                ----------------------------------------------------------------------
FINAL AVERAGE EARNINGS          10 YEARS            20 YEARS            30 YEARS             40 YEARS
----------------------          --------            --------            --------             --------
$100,000................        $10,200             $20,400             $ 30,600             $ 35,600
 150,000................         16,200              32,400               48,600               56,100
 200,000................         22,200              44,400               66,600               76,600
 250,000................         28,200              56,400               84,600               97,100
 300,000................         34,200              68,400              102,600              117,600
 400,000................         46,200              92,400              138,600              158,600

The benefits shown are annual payments based on an employee attaining age 65 during the 1996 plan year. Under current provisions of the Internal Revenue Code, these amounts are limited to $120,000. Compensation is limited to $150,000. The amounts in the table are based upon the formula in the current Salaried Plan assuming retirement after attainment of normal retirement age. In no case will the benefit amount be less than the minimum accrued benefit at May 31, 1994 based on the 401(a)(17) compensation limit of $235,840 plus additional accruals for service after May 31, 1994. Benefits under the Retirement Plan are not subject to any deduction for Social Security or other offset amounts.

The number of credited years of service for each person named in the Summary Compensation Table are as follows: Charles W. Davies, Jr. -- 20 years, O. Randolph Rollins -- 2 years, B. Alvin Ratliff -- 28 years, John J. Smith -- 12 years, and Walter J. Caruba -- 19 years.

The Company maintains a supplemental benefit plan to provide key management personnel who have satisfied the eligibility requirements with supplemental retirement benefits, including a retirement benefit which, when aggregated with the benefit available under the retirement plan, is equivalent to 50% of their final average earnings for 30 years of service.1 The eligibility requirements include being 100% vested under the retirement plan. The majority of this benefit will be funded through the retirement plan, with the balance being funded by the Company through a supplemental nonqualified program which is funded through the purchase of life insurance policies on each covered individual. Benefits under the supplemental benefit plan are fully vested after five years of service. The estimated annual benefits under the supplemental benefit plan for each officer named in the Summary Compensation Table as of December 28, 1996 are as follows: O. Randolph Rollins -- $0, Charles W. Davies, Jr. -- $58,165, B. Alvin Ratliff -- $61,195, John J. Smith -- $18,715 and Walter
J. Caruba -- $27,510.

_______________________

/1/ N.B. The Plan actually provides an accrual of 1.66% per year for up to 40 years of service.

EMPLOYMENT CONTRACTS AND EMPLOYMENT CONTINUITY AGREEMENTS

The Company has entered into employment continuity agreements with the five officers named in the Summary Compensation Table, which provide for their continued employment in the event of a change in control of the Company and the payment of compensation and benefits if their employment is terminated following a change in control. The Board of Directors believes that these agreements will enable key employees to conduct the Company's business with less concern for personal economic risk when faced with a possible change in control. The Board believes the agreements also should enhance the Company's ability to attract new key executives as needed.

The agreements define "change in control" as occurring when a person becomes the owner of 20% or more of the Company's voting securities or when there is a change in a majority of the members of the Board of Directors, direct or indirect, as a result of a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors or a combination of such transactions. Upon a change in control, the Company agrees to continue the employee's employment with responsibilities, compensation and benefits identical to or greater than those prior to the change in control until the earlier of the third anniversary following the change in control or the employee's normal retirement date. If employment is terminated without cause by the Company during this period, or if the employee voluntarily terminates employment within six months after receiving lesser responsibilities, compensation or benefits or after being relocated without his consent, and the employee has made an offer to work that has been rejected by the Company, the Company must pay the employee compensation as follows: (i) three times the employee's annual base salary as of his termination date, (ii) three times the employee's average incentive bonus payable for the two fiscal years prior to the termination date, (iii) cash or property due as a result of exercise of stock options, and (iv) amounts the employee is entitled to receive under the Company's tax-qualified benefit plans and, at the employee's expense, health care coverage under welfare plans. This compensation will be reduced, if necessary, to assure that any payments would not be "excess parachute payments" under the Internal Revenue Code, which imposes significant penalties on payments under such severance agreements which equal or exceed 300% of an employee's average annual compensation during the five most recent taxable years ending prior to a change in control. The Company must pay all legal fees and expenses incurred by the employee in seeking to obtain these benefits. All agreements continue in effect from year to year unless the Company notifies the employee before an anniversary date that the agreement will terminate. The Company has entered into similar agreements with other members of management.

EXECUTIVE COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

THIS REPORT BY THE EXECUTIVE COMPENSATION COMMITTEE IS REQUIRED BY RULES OF THE SECURITIES AND EXCHANGE COMMISSION. IT IS NOT TO BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT WHICH INCORPORATES BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, AND IT IS NOT TO BE OTHERWISE DEEMED FILED UNDER EITHER SUCH ACT.

Three directors comprise the Executive Compensation Committee of the Board of Directors. None of these directors serves on the board of the other committee member's company or organization and none of the executive officers of Tultex serve on the board of any committee member's organization. The Committee has access to outside consultants and counsel.

The Committee oversees three elements of executive compensation: base pay or salary, annual performance bonus, and long-term compensation, which consists of a stock option plan approved by shareholders. The Committee seeks to provide a competitive compensation package that enables the Company to attract and retain key executives, to integrate pay programs with the business objectives of the Company, and to link individual executive compensation with the Company's performance. The Committee surveys other comparable companies and believes that Tultex's current executive compensation generally is in line with comparable companies.

In late 1995, the Company engaged William M. Mercer Incorporated, an executive compensation consulting firm, to assist the Committee in devising a new incentive program for executive officers. The resulting Consolidated Incentive Plan was approved by the shareholders at the 1996 Annual Meeting, retroactive to the beginning of the 1996 fiscal year. The incentive awards discussed below reflect implementation of the Consolidated Incentive Plan in the fiscal year ended December 28, 1996.

BASE PAY. The salary paid to the Company's executives is targeted to be competitive with related industry companies of similar size, taking into account the responsibilities and experience of individual officers. In general, the base salaries are fixed at lower levels to emphasize result-oriented factors reflected in a bonus potential and the value of stock options. The Committee reviews salaries and pay ranges for the named executives, and salaries may be increased based on the Committee's assessment of an individual's performance and contributions to Tultex's goals. All of the Company's executive employees were eligible for 1996 base pay increases and, upon the recommendation of the chief executive officer, the Committee approved increases in salary for the officers named in the Summary Compensation Table, other than the chief executive officer, in the range of $8,000 to $20,000 a year, to become effective in the period November 1, 1996 through February 1, 1997.

INCENTIVE AWARDS. The Consolidated Incentive Plan enables the Company's senior executives to earn cash Incentive Awards based primarily on return on assets, with separate secondary goals for activewear and licensed apparel employees. Approximately 630 officers and employees are eligible to receive cash Incentive Awards. Based on 1996 actual results, the Company paid cash Incentive Awards shown in the Summary Compensation Table to the five named executives. As discussed in the next paragraph, the Consolidated Incentive Plan also provides for Restricted Stock Awards equal to 25% of the cash Incentive Award as long-term incentive for executive officers.

LONG-TERM INCENTIVE. The Company awards long-term compensation through its Stock Option Plan and as Restricted Stock Awards under the Consolidated Incentive Plan. Approximately 630 officers and employees are eligible to receive grants under the stock option plan, including the five named executives. Options normally extend for 10 years, are priced at fair market value on the date of grant, and are intended to provide incentive for future performance rather than reward past performance. Together with base pay and cash Incentive Awards, the Committee considers the record of comparable companies in determining grants to be made to the named executives. In 1996, the Committee recommended and the Board of Directors approved options for the named executives as reflected in the Option Grants in Last Fiscal Year Table. The options granted to these five officers represent 17.05% of options granted to employees in

1996. Restricted Stock Awards equal to 25% of the cash Incentive Award are valued at fair market value at the time of the grant, and vest 20% per year commencing in 1997. Restricted Stock Awards for fiscal 1996 to the five named executives are shown in the Summary Compensation Table. Holders of Restricted Stock vote the shares and receive any dividends paid thereon, and accelerated vesting of the shares occurs in the event of a change of control, death, disability, normal retirement or other circumstances determined by the Committee.

1996 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. Charles W. Davies, Jr. was appointed chief executive officer effective January 1, 1995. In recognition of his increased responsibilities, Mr. Davies' annual salary was increased to $300,000 effective January 1, 1995. In setting Mr. Davies' base salary, the Committee compares his salary to the salaries of other chief executive officers in the Company's peer group, including those included in the performance graph. Mr. Davies was paid at the same annual rate in 1996, and is currently being paid at the same annual rate in 1997. Mr. Davies is eligible to participate in the same bonus and long-term executive compensation plans as the other named executives. The Committee's approach to setting Mr. Davies' target annual compensation is to set a compensation level commensurate with his responsibilities and the objectives of his position that would be competitive with other textile and apparel companies of comparable size.

EXECUTIVE COMPENSATION COMMITTEE

Lathan M. Ewers, Jr.
Bruce M. Jacobson
Richard M. Simmons, Jr.
Dated: March 21, 1997

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Lathan M. Ewers, Jr., a member of the Executive Compensation Committee, is a partner of Hunton & Williams, counsel to the Company.

PERFORMANCE OF COMPANY'S COMMON STOCK

The following graph compares the performance of the Company's Common Stock to
(1) the Standard & Poor 500 Index and (2) a Peer Group Index for the Company's last five fiscal years. The Company's Peer Group consists of Oneita Industries, Inc., Russell Corporation, Signal Apparel Co., Techknits, Inc. and the Company. The graph assumes that $100 was initially invested on December 31, 1991 in the Company's Common Stock and in each index and that all dividends were reinvested.

                            COMPARISON OF FIVE YEAR
                         CUMULATIVE SHAREHOLDER RETURN

                       [Performance Graph appears here]

                                             Dec. 91    Dec. 92    Dec. 93    Dec. 94    Dec. 95    Dec. 96
                                             -------    -------    -------    -------    -------    -------
Tultex                                       $100.00    $130.83    $108.62    $76.33     $ 64.59    $109.61
S&P 500 Index                                 100.00     107.62     118.46    120.03      165.13     203.05
Peer Group                                    100.00      93.20      79.16     85.23       75.09      80.83

RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors has appointed Price Waterhouse LLP, independent certified public accountants, to examine the financial statements of the Company for the fiscal year ending January 3, 1998. Shareholders will be asked to ratify this appointment at the Annual Meeting. Ratification of Price Waterhouse LLP requires the affirmative vote of a majority of Common Stock and Series B Preferred Stock (voting together) voted at the Annual Meeting. Price Waterhouse LLP has been the Company's independent accountants since 1971.

Representatives of Price Waterhouse LLP are expected to be present at the meeting and will be given an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF PRICE WATERHOUSE LLP AS AUDITORS.

STOCKHOLDER PROPOSALS

Stockholders having proposals which they desire to present at next year's annual meeting should, if they desire that such proposals be included in the Board of Directors' proxy and proxy statement relating to such meeting, submit such proposals in time to be received by the Company at its principal executive offices in Martinsville, Virginia, not later than November 14, 1997. To be so included, all such submissions must comply with the requirements of Rule 14a-8 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 and the Board of Directors directs the close attention of interested stockholders to that Rule.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matter to come before the meeting other than those stated in the notice of the meeting. As to other matters, if any, that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in accordance with the best judgment of the persons named therein.

We hope that you will be able to attend this meeting in person, but if you cannot be present, please execute the enclosed proxy and return it in the accompanying envelope (no postage required) as promptly as possible. Your stock will be voted in accordance with the instructions you give on the proxy, and in the absence of any such instructions will be voted FOR election of directors and FOR the ratification of appointment of auditors, as described herein.

Kathy H. Rogers
Secretary

Martinsville, Virginia
March 21, 1997

                                                              COMMON STOCK PROXY


This Proxy is Solicited on behalf of the Board of Directors.

The undersigned hereby appoints John M. Franck, Kathy H. Rogers and Regina C. Haynes, and each of them, with full power of substitution to each. Proceeds to vote all Common Stock of the undersigned in Tulex Corporation at the annual meeting to be held on April 29, 1997, and at any and all adjournments thereof.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

(1) Election of Directors

     [_] FOR             Charles W. Davies, JR., Lathan M. Evers, Jr., John M.
                         Franck, Seth P. Bernstein, H. Richard Hunnicutt, Jr.,
                         F. Kenneth Iverson, Bruce M. Jocobson, Richard M. Simmons, Jr., excepted as marked to the contrary.

     [_] VOTE WITHHELD   To withhold authority to vote for any individual
                         nominee, strike a line through the nominee's name in the 1st above.

(2)  [_] FOR             Ratification of the Board of Directors' appointment of
                         Price Waterhouse LLP, Independent accountants, as auditors of the Company.

     [_] AGAINST

     [_] ABSTAIN

(3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

The proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please sign and return, whether or not you plan to attend the meeting.



___________________________   ___________________________        --------, 1997
Signature                     Signature if held jointly          Dated